KINGSTONE

FOR IMMEDIATE RELEASE

KINGSTONE COMPANIES ANNOUNCES SIGNING OF NEW REINSURANCE TREATIES

Kingston, NY — July 9, 2018 – Kingstone Companies, Inc. (Nasdaq CM: KINS) (the "Company" or "Kingstone"), a multi-line regional property and casualty insurance holding company, today announced that the Company's wholly-owned subsidiary, Kingstone Insurance Company ("KICO"), entered into various reinsurance agreements with multiple reinsurers for the treaty year beginning July 1, 2018. The new agreements include increased coverage, improved terms, and a reduction in exposure-adjusted reinsurance costs. The new treaties are highlighted by the following features:

Catastrophe Excess of Loss Reinsurance Treaty

- $445 million in coverage was purchased from a panel of 46 individual reinsurers, each rated "A-Excellent" or better by A.M. Best. This increase of 41.3% from the $315 million purchased in the expired term is a result of our growth along with our desire to maintain coverage in excess of that needed to cover a 1 in 250 year event.
- After the $5 million direct retention (same as prior term, of which our net share is $4.0 million), the Company is now covered for up to a $450 million ground-up loss event.
- KICO obtained a mid-single digit exposure-adjusted rate reduction compared to the corresponding premium paid for catastrophe coverage on the expired treaty.
- KICO purchased Reinstatement Premium Protection for the $215 million limit attributable to the 100 year return period.
- KICO purchased coverage protecting up to a 1-in-285 year event, in line with the expectations of an "A-Excellent" rating by A.M. Best, and a coverage level exceeding that purchased in the prior term.
- KICO's maximum pre-tax retained loss in a catastrophe event remains at $4,000,000, with the 20% personal lines quota share treaty in force through June 30, 2019.
- The $50 million top layer of protection is secured through a two year term.

Per-risk Excess of Loss Treaties

- The maximum net single risk retention on any one loss (pre-tax) remains as follows
    - Personal lines- $800,000,
    - Commercial lines- $750,000
- Total casualty protection up to a $4.5 million single loss, covering the maximum policy limits currently offered by the Company.
- An automatic facultative facility was renewed, allowing for KICO to obtain homeowners single risk coverage up to $10,000,000 in total insured value.

Mr. Dale Thatcher, President of Kingstone Insurance commented, "We are pleased with the success of our reinsurance renewal. We went to the market seeking a substantial increase in coverage limit to cover our significant growth last year and were gratified to see the support from both incumbent and new markets. Reinsurance markets continue to be favorable for high quality buyers like Kingstone, and we were able to achieve improved terms and pricing. Both are a testament to the long-term profitability and underwriting discipline of Kingstone."

Mr. Thatcher continued "Our strong and diverse panel of 46 reinsurers include the best reinsurers in the marketplace. We are pleased to partner with them in providing additional support and protection for our already strong financial position."

About Kingstone Companies, Inc.
Kingstone is a property and casualty insurance holding company whose principal operating subsidiary, Kingstone Insurance Company, is domiciled in the State of New York. Kingstone is a multi-line property and casualty insurance company writing business exclusively through independent retail and wholesale agents and brokers. Kingstone is licensed to write insurance policies in New York, New Jersey, Pennsylvania, Connecticut, Massachusetts, Rhode Island, Maine, New Hampshire, and Texas. Kingstone offers property and casualty insurance products to individuals and small businesses in New York, New Jersey, Rhode Island, Massachusetts, and Pennsylvania.

Forward-Looking Statement
Statements in this press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those included in forward-looking statements due to a variety of factors. More information about these factors can be found in Kingstone's filings with the Securities and Exchange Commission, including its latest Annual Report filed with the Securities and Exchange Commission on Form 10-K. Kingstone undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

INVESTOR RELATIONS CONTACT:
Amanda M. Goldstein
Investor Relations Director
(516) 960-1319